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                                                                 EXHIBIT (a)(15)

HARLAND News Release
PO Box 105250, Atlanta, GA  30348
(770) 981-9460
 www.harland.net

For More Information, Contact:

Investors
Victoria P. Weyand, Vice President of Communications
770-593-5127
vweyand@harland.net

Media
John Pensec, Director of Corporate Communications
770-593-5443
jpensec@harland.net

                       HARLAND COMPLETES TENDER OFFER FOR
                             CONCENTREX INCORPORATED

         ATLANTA (August 23, 2000) -- John H. Harland Company (NYSE: JH) today announced the successful completion of the cash tender offer for all outstanding shares of common stock of Concentrex Incorporated (Nasdaq: CCTX). The tender offer, which commenced on July 21, 2000, expired at 12:00 midnight on Tuesday, August 22, 2000.

         A total of 5,287,029 shares of Concentrex common stock had been validly tendered and not withdrawn prior to the expiration of the offer (including 104,934 shares tendered pursuant to notices of guaranteed delivery), representing 94.3% of the outstanding shares of Concentrex. Payment for these shares will be made promptly.

         Harland will complete the acquisition of Concentrex on or about August 25 through a short-form merger in which shares of common stock not purchased in the tender offer will be converted into the right to receive $7.00 per share in cash. A letter of transmittal to be used for surrendering certificates in exchange for the cash payment will be sent to holders who did not tender their shares in the offer.

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                                  ABOUT HARLAND

Atlanta-based John H. Harland Company (www.harland.net) is listed on the New York Stock Exchange under the symbol "JH." Harland is a leading provider of checks, financial software and direct marketing to the financial institution market. Scantron Corporation (www.scantron.com), a wholly owned subsidiary, is a leading provider of software services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

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This press release contains statements which may constitute "forward-looking statements." These statements include statements regarding the intent, belief or current expectations of John H. Harland Company and members of its respective management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. Reference is made to the Risk Factors and Cautionary Statements in Harland's Form 10-K and Form 10-Q filed under the Securities Exchange Act.